Exhibit 99.1

VIRGIN MEDIA — FIRST QUARTER 2012 RESULTS

REVENUE GROWTH ACROSS BOTH CONSUMER AND BUSINESS

London, England, April 25, 2012 — Virgin Media Inc. (NASDAQ: VMED; LSE: VMED) announces results for the quarter ended March 31, 2012.

Financial performance in line with expectations

•                              Revenue up 2.4% to £1.0bn

•                              OCF(1) flat at £376m in line with guidance, reflecting phasing of marketing spend

•                  Operating income up 18% to £131m

•                  Net income of £7m, up by £4m

•                              FCF(2) down 13% to £87m in line with guidance, reflecting flat OCF and increased capex

•                  Net cash provided by operating activities down 22% to £212m

Multiple sources of high quality revenue growth

•                              Net cable customer additions of 21,200 reflecting improved churn

•                  gross disconnects down 3,500

•                              Cable ARPU up 1.7% to £46.95

•                              TiVo customer base increased by 242,000 to 677,100; 18% of the TV base

•                  50,600 increase in the paying TV base(3) in the quarter

•                              Superfast broadband base (30Mb and above) increased by 146,700 to 843,600; 20% of the cable broadband base

•                              Mobile revenue up 1.2% to £139m, with contract mobile revenue up 15% to £100m

•                  Quad-play penetration continues to grow; now at 15%

•                              Business division revenue up 7.1% to £170m

Capital Return programme continued

•                              £157m ($250m) stock buyback programme executed in Q1

•                  £296m remaining buyback authority to the end of 2012 (7% of current market cap(4))

•                              Issued $500m of unsecured 5.25% bonds to fund tender and cancellation of $500m 9.5% bonds

Neil Berkett, Chief Executive Officer of Virgin Media, said: “In the first quarter of 2012, we’ve made steady progress against our strategy. Demand for superfast broadband and TiVo, the UK’s first mass-market connected TV service, continued to gather momentum. We once again demonstrated the unique power of our network by starting to double the broadband speeds of over four million customers. We have seen an increase in ARPU and greater customer loyalty with our best subscriber retention for two years and this has reinforced our confidence that people increasingly appreciate the value of a genuinely next generation digital experience.

In addition, a growing base of mobile contract subscribers together with strong revenues in Virgin Media Business showed again that we have multiple sources of revenue growth. Over the remainder of 2012, we expect continued steady progress across the company which, combined with the underlying resilience of our business model, will translate into strong cash flow and shareholder returns.”

Note: The notes preceding the Appendices relating to non-GAAP financial measures and other matters and the Appendices to this earnings release are considered an integral part of the financial and operational information in this release. Financial and statistical information is as at and for the three months ended March 31, 2012, unless otherwise stated. Comparisons of financial and operating statistics are to the first quarter of 2011, unless otherwise stated.

Contacts

Investor Relations:
Richard Williams:	+44 (0)1256 753037 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0)1256 752347 / vani.bassi@virginmedia.co.uk
Phil Rudman:	+44 (0)1256 752677 / phil.rudman@virginmedia.co.uk

Media:
Gareth Mead:	+44 (0) 20 7909 3289 / gareth.mead@virginmedia.co.uk

Tavistock
Matt Ridsdale:	+44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk
Lulu Bridges:	+44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Conference call details

There will be a conference call today for analysts and investors at 1pm UK time / 8am ET, which can be accessed live on the Company’s website, www.virginmedia.com/investors. Analysts and investors can dial in to the call on +1 646 254 3366 in the United States or +44 (0) 20 7136 2056 outside of the US - passcode 8310894 for all participants. The conference call replay will be available approximately two hours after the end of the call until midnight on Wednesday, May 2, 2012. The dial-in replay number for the US is: +1 347 366 9565 and the international dial-in replay number is: +44 (0)20 7111 1244 - passcode: 8310894#.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Please refer below to “Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995” for a more detailed discussion regarding these forward-looking statements.

SUMMARY FINANCIAL RESULTS

	3 Months ended
	March 31, 2012	March 31, 2011
	£m	£m
Revenue
Cable	678.3	666.0
Mobile	138.5	136.9
Non-cable	19.0	20.3
Consumer segment - Total	835.8	823.2
Business segment	170.4	159.1
Total Revenue	1,006.2	982.3

OCF	376.5	376.1

Operating income	130.9	110.6

FCF	87.1	99.9

Net cash provided by operating activities	212.1	271.6

SELECTED CONSUMER OPERATIONS STATISTICS

	March 31, 2012	March 31, 2011
	000’s	000’s

Consumer cable customers	4,826.8	4,820.3

Consumer cable products
Broadband	4,148.6	4,061.2
Television	3,775.3	3,788.9
Telephone	4,147.6	4,180.9
	12,071.5	12,031.0

Mobile - contract	1,588.0	1,263.4

	3 Months ended
	March 31, 2012	March 31, 2011
	000’s	000’s

Consumer cable customer net adds	21.2	20.2

Net consumer cable product adds
Broadband	45.7	50.1
Television	12.2	10.1
Telephone	14.9	19.2
	72.8	79.4

Mobile - contract	64.1	52.6

	£	£

Cable ARPU	46.95	46.16

Mobile ARPU	14.96	14.70

OVERVIEW

Sustained revenue growth from multiple sources

Financial performance in the first quarter was in line with the guidance provided with our full-year results announcement. Revenue exceeded £1.0bn, up 2.4%, while gross margin(5) improved by 3.2% to £589m. SG&A increased 9.1% to £213m, principally due to the phasing of marketing spend. In line with our guidance, this resulted in flat OCF at £376m. Operating income increased 18% to £131m and net income amounted to £7m, up by £4m.

In line with our previous guidance, Free Cash Flow was lower due to the phasing of marketing expense and increased capital expenditure. It was down 13% to £87m. Net cash provided by operating activities was down 22% to £212m.

Continued cable customer and ARPU growth

Consumer cable revenue increased 1.8% to £678m, primarily due to 1.7% cable ARPU growth.

The cable customer base grew by 21,200 during the quarter compared to 20,200 a year ago. Gross disconnections fell year-on-year for the second quarter in a row and to the lowest number since Q1-10. On a percentage basis, monthly churn was flat at 1.2%.

Strong superfast broadband and next-generation TV now as standard

Demand for faster broadband continues to grow as we again saw around half of new subscribers taking superfast speeds of 30Mb or more. We added 146,700 such customers during the quarter, taking the total to nearly 850,000, which is more than triple the number of a year ago. This includes over 250,000 on our 50Mb, 60Mb or 100Mb tiers. We completed the roll-out of 100Mb, the country’s fastest widely available broadband service, across our entire network ahead of schedule at the end of March.

We have also started our programme to double the broadband speeds of over 4m customers. This significant eighteen month initiative has been marketed, primarily to existing customers, through the acclaimed “Double Speeds” advertising campaign featuring Usain Bolt and Sir Richard Branson. As of April 24th, we had doubled the speeds of approximately 250,000 customers, representing around 6% of our cable broadband base.

At the same time, the appeal of TiVo is driving strong pay TV performance. We added 242,000 more TiVo customers during the quarter to reach a total of 677,100 at the quarter-end, which represents 18% of our TV customer base. This already exceeds the proportion of our customers on our lowest free tier, which now stands at 17% having fallen from 21% a year ago, as we successfully increased the number of paying TV customers by 50,600 in the quarter.

Immediately after the quarter-end, we introduced new product “Collections” that include TiVo, HD TV and superfast broadband as standard for new customers. This creates further differentiation between our products and those of our competitors.

Driving mobile revenue through contract cross-sell

Continued improvement in the proportion of customers with mobile contracts resulted in 1.2% total mobile revenue growth to £138.5m. The strong contract revenue growth was partially offset by the headwinds of declining prepay revenue and regulatory changes to mobile termination rates (“MTR”). Contract service revenue increased 14.9% to £99.9m, while prepay service revenue declined by 24.2% to £35.2m. MTR changes reduced the amount of inbound mobile revenue we received by approximately £6m in the quarter. We estimate that mobile revenue would have increased by approximately 6%, excluding this regulatory factor, when compared to the same quarter last year. Due to a similar associated reduction in interconnect costs for our mobile and fixed line businesses from these regulatory rates changes, the impact on group OCF was broadly neutral.

We increased our contract base by 64,100 in the quarter, up from 52,600 in the first quarter of last year. Virtually all of these contract net additions were into cable homes. The total contract base increased by 26% from a year ago to 1.6m.

Our prepay subscriber base reduced by 93,400 in the quarter compared to a decline of 120,300 in the same quarter last year. This takes the prepay base to 1.4m, down 18% compared to a year ago.

At the quarter-end, we had approximately 764,800 cable households with at least one Virgin Mobile contract, which is up 33% year-on-year. These homes had around 1.1m contract mobiles. We also estimate we have a further 206,000 cable households with at least one of our prepay phones, meaning total mobile penetration of the cable base is around 20%, leaving a significant growth opportunity to cross-sell to the remaining 80%.

Quad-play penetration, where a household takes all three cable products and at least one mobile phone service, increased to around 15.0%, compared to around 12.4% a year ago. We have approximately 723,000 quad-play customers, which is up 21% year-on-year.

Growing Business Data

Virgin Media Business (“VMB”) revenue of £170.4m was up 7.1%, which represented 47% of total group revenue growth. We continued to execute on our strategy to drive the division’s growth through higher margin data products and projects such as London Grid for Learning (“LGfL”) and MBNL mobile backhaul.

In March, Virgin Media won the contract to provide public access Wi-Fi at up to 120 Tube stations in London. Partially leveraging existing VMB infrastructure, this new service will launch as a free, unlimited service for all Tube passengers for the London 2012 Games and will continue to offer free Transport for London live travel information via a new online portal after the Games. In doing this, we are putting the power of our fibre optic cable network at the disposal of customers out of the home for the first time.

VMB has been awarded a place on a new Public Services Network (PSN) Connectivity Framework run by the Government Procurement Service allowing public sector organizations to take advantage of the value and services VMB can offer through the new framework.

In addition, global property consultancy Knight Frank is supporting staff productivity with the implementation of a high-speed network from Virgin Media Business. The network, which will be delivered as part of a new five year contract, will provide staff in all Knight Frank’s 60 offices across the UK with increased bandwidth and easy access to its multimedia property database.

VMB also implemented a new telephone system for Portsmouth City Council powered by our fibre optic network.

Capital Return Programme update

In July 2011, we announced a second phase capital return programme of up to £850m, which was increased in October 2011 by up to a further £250m following the sale of UKTV. The total second phase programme consists of up to £875m of share buybacks and up to £225m in transactions relating to our debt and convertible debt, which may be effected through open market, privately negotiated, and/or derivative transactions until the end of 2012. Combined with our previous capital return programme, this takes the cumulative total to £1.8bn, of which £1.25bn is for expected share buybacks from mid-2010 to the end of 2012.

During the first quarter of 2012, we repurchased 10.2m shares at a cost of £157m through a $250m accelerated repurchase programme. We have repurchased 62.7m shares since mid-2010. As at March 31, 2012, we had 277.7m shares outstanding.

We have £296m remaining for share buybacks authorized by our Board to the end of 2012, which represents approximately 7% of our equity market capitalization as of April 24, 2012.

Based on the share price as of April 24, 2012, 25% of our sharecount in mid-2010 is expected to have been repurchased by the end of 2012, assuming the full Board authority is used in 2012.

In order to lower future interest expense and lengthen debt maturities, we issued $500m 5.25% senior notes due 2022 in March, which funded the tender and cancellation of $500m of our outstanding 9.50% senior notes due 2016. The total premium cost and fees of the tender, which was funded by cash on hand, was approximately £50m and this forms part of the £225m authority for capital return transactions relating to our debt and convertible debt discussed above.

We remain on track to achieve our long-term net leverage, Net Debt to OCF(6), target of approximately 3.0x by mid-2013 as previously announced.

The open market, privately negotiated and derivative transactions described above may be implemented by brokers for the company within certain pre-set parameters and purchases may continue during closed periods in accordance with applicable restrictions. The stock so acquired will be held in treasury or cancelled. Also, in connection with certain derivative and accelerated buyback transactions, the associated counterparties may hedge their liabilities through transactions in our common stock.

RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2012

Comparisons of financial and operating statistics are to the first quarter of 2011, unless otherwise stated.

TOTAL REVENUE

Total revenue in the first quarter was up 2.4% to £1.0 billion, due to growth in both the consumer and business segments.

CONSUMER SEGMENT

Cable

Cable revenue in the first quarter was up 1.8% at £678.3m, mainly reflecting growth in cable ARPU.

Mobile

Mobile revenue in the quarter was £138.5m, up 1.2% due to growth in contract service revenue, partially offset by the regulated change in MTRs and the decline in prepay service revenue.

Non-cable

Non-cable revenue in the quarter was down £1.3m at £19.0m mainly due to a reduction in the customer base from 272,700 to 233,000.

BUSINESS SEGMENT

Business revenue in the quarter was £170.4m, up 7.1%.

Retail data revenue was up 22.0% to £79.8m, reflecting our successful strategy of focusing on higher margin data revenue and increasing demand for our data products.  Wholesale data revenue was down 13.6% at £36.3m due mainly to first quarter revenue last year including some non-recurring fees relating to a single contract.

Retail voice revenue was down 3.9% to £37.4m, reflecting the continued structural decline in voice telephony. Wholesale voice revenue was up £3.7m at £7.3m. Local Area Network Solutions and other revenue was relatively flat at £9.6m.

OPERATING COSTS AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

Operating costs (exclusive of depreciation) were £416.9m in the quarter, up 1.4% as lower consumer cost of sales were partially offset by higher business cost of sales and higher network and other operating costs. Gross margin for the quarter grew from 58.1% to 58.6%.

SG&A increased by 9.1% to £212.8m for the quarter, mainly due to the phasing of marketing costs, which increased by 50% to £52.6m in the quarter. Excluding marketing costs, SG&A was flat at £160.2m.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF was relatively flat at £376.5m, as the increase in gross margin was offset by higher marketing expense.

OPERATING INCOME

Operating income in the quarter was £130.9m, up 18% mainly due to reduced amortization expense.

Depreciation expense was up 5.0% at £240.2m due mainly to depreciation in respect of new fixed assets, partially offset by certain fixed assets becoming fully depreciated. No amortization expense was incurred in the quarter, compared to £34.1m in the same quarter last year, as all intangible assets subject to amortization became fully amortized in the fourth quarter of 2011.

NET INCOME

Net income for the quarter was £7.0m compared to net income of £3.3m in Q1 last year. The improvement was mainly due to increased operating income, increased gain on derivative instruments, reduced amortization expense and reduced interest expense, partially offset by increased loss on extinguishment of debt.

CAPITAL EXPENDITURE

Capital expenditure guidance

Excluding the incremental £110m investment in 2012 on our broadband speed upgrade that we announced in January, Virgin Media’s cash capital expenditure (purchase of fixed and intangible assets) will remain within current guidance of 15 to 17% of revenue for 2012 and for future years. In addition, it is expected that the cost of fixed assets acquired under leases will continue to be no greater than 2 to 3% of revenue per annum, in line with recent years. All other strategic growth opportunities will be met within this guidance.

Fixed assets

Fixed asset additions (accrual basis)(7) in the quarter were up £55.8m to £233.1m mainly due to increased consumer premise equipment spend driven by TiVo, £21.2m spent on the broadband speed upgrade, and a £12.2m increase in Business (commercial) capex which related mainly to installation costs on our MBNL and LGfL contracts.

The total purchase of fixed and intangible assets in the quarter was up £20.8m at £184.1m mainly due to the increase in fixed asset additions (accrual basis) partially offset by the timing of cash payments to suppliers. Total purchase of fixed and intangible assets included £3.1m spent on the broadband speed upgrade. This was lower than the amount spent on an accrual basis as this was the first quarter of the programme and so the timing of cash payments lagged the accrued spend.

Leasing

The total amount of fixed assets acquired under capital leases in the quarter was £23.5m, representing 2.3% of revenue. During the quarter, £21.3m of principal payments on capital leases were made and the capital lease balance at the end of the quarter was £260.2m.

The interest charge on capital leases was £4.4m during the quarter.

FREE CASH FLOW

Free Cash Flow for the quarter was down 12.8% to £87.1m mainly due to flat OCF and higher purchase of fixed and intangible assets, partially offset by lower net interest expense. Net cash provided by operating activities was down 21.9% at £212.1m mainly due to increased loss on extinguishment of debt and changes in operating assets and liabilities, partially offset by lower interest payments due to the timing of such payments.

DEBT

As of March 31, 2012, total debt consisted of £750m outstanding under our Senior Credit Facility, £1,692m of Senior Notes, £2,540m of Senior Secured Notes, £538m of Convertible Senior Notes and £261m of capital leases and other indebtedness. Cash and cash equivalents were £141m. Net debt(8) was £5,640m at the quarter-end.

Interest expense in the quarter was £105.6m, down 7.9% due to a lower level of debt and lower average interest rates.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “think”, “strategy,” and similar expressions identify these forward- looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include the following:

•                  the ability to compete with a range of other communications and content providers;

•                  the effect of rapid and significant technological changes on our businesses;

•                  the ability to maintain and upgrade our networks in a cost-effective and timely manner;

•                  possible losses of revenues or customers due to systems failures;

•                  the ability to control unauthorized access to our network;

•                  our reliance on third-party suppliers and contractors to provide necessary hardware, software or operational support;

•                  our reliance on our use of the “Virgin” name and logo and any adverse publicity generated by other users of the “Virgin” name and logo;

•                  the ability to manage customer churn;

•                  general economic conditions;

•                  the ability to provide attractive programming at a reasonable cost;

•                  the ability to implement our restructuring plan successfully and realize the anticipated benefits;

•                  currency and interest rate fluctuations;

•                  the ability to fund debt service obligations and refinance our debt obligations;

•      the effect of a decline in fixed line telephony usage and revenues;

•                  our reliance on third parties to distribute our mobile telephony products;

•                  the functionality or market acceptance of new products;

•                  tax risks;

•                  our reliance on Everything Everywhere to carry our mobile voice and non-voice services;

•                  the ability to effectively manage complaints, litigation and adverse publicity;

•                  our ability to retain key personnel;

•                  changes in laws, regulations or governmental policy;

•                  capacity limits on our network; and

•                  the ability to comply with restrictive covenants in our indebtedness agreements

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2011, or the 2011 Annual Report, as filed with the U.S. Securities and Exchange Commission, or SEC, on February 22, 2012. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Notes

Please see Appendix F for a reconciliation of all non-GAAP financial measures to their nearest GAAP equivalents.

(1) OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges. OCF is a non-GAAP financial measure and the most directly comparable GAAP measure is operating income.

(2) Free Cash Flow, or FCF, is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. FCF is a non-GAAP financial measure and the most directly comparable GAAP measure is net cash provided by operating activities.

(3) Paying TV base is our total TV customer base less those on the free “M” tier.

(4) Based on closing share price as of April 24, 2012 and 277.7m shares outstanding.

(5) Gross margin is revenue less operating costs, divided by revenue.

(6) Net Debt to OCF is Net Debt divided by OCF. It can be calculated on a last twelve months or on a quarterly annualized basis. On a last twelve months basis it is Net Debt divided by OCF for the last twelve months. On a quarterly annualized basis, it is Net Debt divided by OCF for the quarter multiplied by four. Net Debt and Net Debt to OCF are non-GAAP financial measures.

(7) Fixed asset additions (accrual basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets. Fixed asset additions (accrual basis) is a non-GAAP financial measure and the most directly comparable GAAP measure is purchase of fixed and intangible assets.

(8) Net Debt is long term debt inclusive of current portion, less cash and cash equivalents. Net debt is a non-GAAP financial measure and the most directly comparable GAAP measure is long term debt (net of current portion.)

Appendices:

A)	Financial Statements
• Condensed Consolidated Statements of Comprehensive Income
• Condensed Consolidated Balance Sheets
• Condensed Consolidated Statements of Cash Flows
• Quarterly Condensed Consolidated Statements of Comprehensive Income
• Quarterly Condensed Consolidated Statements of Cash Flows
B1)	Quarterly Segment Revenue and Contribution, OCF and Operating Income
B2)	Quarterly Costs and Expenses
C1)	Cable Operations Statistics
C2)	Non-Cable Operations Statistics
C3)	Mobile Operations Statistics
D)	Free Cash Flow Calculation (FCF)
E1)	Fixed Asset Additions (Accrual Basis)
E2)	Capital Lease Activity
F)	Use of Non-GAAP Financial Measures and Reconciliations to GAAP

A) FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in £ millions, except per share data) (unaudited)

	Three months ended
	March 31,
	2012	2011

Revenue	£1,006.2	£982.3

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	416.9	411.1
Selling, general and administrative expenses	212.8	195.1
Restructuring and other charges	5.4	2.6
Depreciation	240.2	228.8
Amortization	—	34.1
	875.3	871.7
Operating income	130.9	110.6

Other income (expense)
Interest expense	(105.6)	(114.6)
Loss on extinguishment of debt	(58.6)	(18.1)
Share of income from equity investments	—	8.2
Gain on derivative instruments	44.5	28.0
Foreign currency (loss) gain	(4.4)	7.9
Interest income and other, net	0.3	1.7
Income from continuing operations before income taxes	7.1	23.7
Income tax expense	(0.1)	(19.2)
Income from continuing operations	7.0	4.5
Loss on discontinued operations, net of tax	—	(1.2)
Net income	£7.0	£3.3

Per share amounts
Income from continuing operations
Basic earnings per share	£0.02	£0.01

Diluted earnings per share	£0.02	£0.01

Net income
Basic earnings per share	£0.02	£0.01

Diluted earnings per share	£0.02	£0.01

Dividends per share (in U.S. Dollars)	$0.04	$0.04

Total comprehensive income (loss)	£11.9	£(14.7)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions, except par value) (unaudited)

	March 31,	December 31,
	2012	2011

Assets
Current assets
Cash and cash equivalents	£141.1	£300.4
Restricted cash	1.9	1.9
Accounts receivable - trade, less allowances for doubtful accounts of £8.6 (2012) and £10.9 (2011)	425.3	435.4
Derivative financial instruments	7.6	9.5
Prepaid expenses and other current assets	92.7	97.0
Total current assets	668.6	844.2
Fixed assets, net	4,597.6	4,602.7
Goodwill and other indefinite-lived assets	2,017.5	2,017.5
Derivative financial instruments	313.8	347.9
Deferred financing costs, net of accumulated amortization of £51.1 (2012) and £44.0 (2011)	71.4	75.7
Other assets	51.1	50.8
Total assets	£7,720.0	£7,938.8

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£300.6	£304.4
Accrued expenses and other current liabilities	357.2	373.1
Derivative financial instruments	20.9	16.7
VAT and employee taxes payable	110.9	88.4
Interest payable	109.8	106.8
Deferred revenue	309.3	311.8
Current portion of long term debt	78.3	76.6
Total current liabilities	1,287.0	1,277.8
Long term debt, net of current portion	5,702.4	5,778.5
Derivative financial instruments	61.6	53.6
Deferred revenue and other long term liabilities	182.9	190.0
Total liabilities	7,233.9	7,299.9

Commitments and contingent liabilities
Shareholders’ equity
Common stock - $0.01 par value; authorized 1,000.0 (2012 and 2011) shares; issued and outstanding 277.7 (2012) and 286.7 (2011) shares	1.5	1.6
Additional paid-in capital	3,737.4	3,866.6
Accumulated other comprehensive income	34.9	30.0
Accumulated deficit	(3,287.7)	(3,259.3)
Total shareholders’ equity	486.1	638.9
Total liabilities and shareholders’ equity	£7,720.0	£7,938.8

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Three months ended
	March 31,
	2012	2011

Operating activities:
Net income	£7.0	£3.3
Loss from discontinued operations	—	1.2
Income from continuing operations	7.0	4.5

Adjustments to reconcile income from continuing operations to net cash provided provided by operating activities:
Depreciation and amortization	240.2	262.9
Non-cash interest	17.9	2.4
Share based compensation	7.6	7.0
Loss on extinguishment of debt, net of cash prepayment premiums	10.5	18.1
Income from equity accounted investments, net of dividends received	—	(1.7)
Unrealized gains on derivative instruments, net of cash settlements	(46.5)	(30.1)
Unrealized foreign currency gains	(0.7)	(6.7)
Income taxes	1.4	20.9
Other	—	(0.1)
Changes in operating assets and liabilities, net of effect from business disposals:	(25.3)	(5.6)
Net cash provided by operating activities	212.1	271.6

Investing activities:
Purchase of fixed and intangible assets	(184.1)	(163.3)
Proceeds from sale of fixed assets	0.9	0.7
Principal repayments on loans to equity investments	—	8.4
Acquisitions, net of cash acquired	(0.6)	—
Disposal of equity investments, net	(2.5)	—
Other	—	0.2
Net cash used in investing activities	(186.3)	(154.0)

Financing activities:
New borrowings, net of financing costs	315.9	937.7
Repurchase of common stock	(157.3)	(120.0)
Proceeds from employee stock option exercises, net of taxes reimbursed	(2.1)	1.4
Principal payments on long term debt	(314.1)	(900.0)
Principal payments on capital leases	(21.3)	(15.5)
Proceeds from settlement of cross currency interest rate swaps	2.3	—
Dividends paid	(7.0)	(8.0)
Net cash used in financing activities	(183.6)	(104.4)

Cash flow from discontinued operations:
Net cash used in operating activities	—	(6.5)
Net cash used in discontinued operations	—	(6.5)

Effect of exchange rate changes on cash and cash equivalents	(1.5)	(3.5)
(Decrease) increase in cash and cash equivalents	(159.3)	3.2
Cash and cash equivalents, beginning of period	300.4	479.5
Cash and cash equivalents, end of period	£141.1	£482.7

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£86.6	£112.4

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in £ millions, except per share data) (unaudited)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

Revenue	£1,006.2	£1,023.7	£1,000.0	£985.8	£982.3

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	416.9	402.9	401.7	389.9	411.1
Selling, general and administrative expenses	212.8	197.1	200.0	203.8	195.1
Restructuring and other charges	5.4	0.7	6.2	(1.1)	2.6
Depreciation	240.2	228.6	235.6	230.2	228.8
Amortization	—	28.1	28.1	28.1	34.1
Total costs and expenses	875.3	857.4	871.6	850.9	871.7
Operating income	130.9	166.3	128.4	134.9	110.6
Other income (expense)
Interest expense	(105.6)	(105.5)	(107.6)	(113.1)	(114.6)
Loss on extinguishment of debt	(58.6)	—	(18.3)	(10.8)	(18.1)
Share of income from equity investments	—	—	3.6	6.8	8.2
Gain (loss) on sale of equity investments	—	0.8	(8.0)	—	—
Gain (loss) on derivative instruments	44.5	(10.2)	(59.3)	(9.2)	28.0
Foreign currency (losses) gains	(4.4)	(3.2)	(13.0)	5.9	7.9
Interest income and other, net	0.3	(1.2)	0.5	81.6	1.7
Income (loss) from continuing operations before income taxes	7.1	47.0	(73.7)	96.1	23.7
Income tax (expense) benefit	(0.1)	1.2	(0.1)	2.1	(19.2)
Income (loss) from continuing operations	7.0	48.2	(73.8)	98.2	4.5
Discontinued operations
Loss on disposal, net of tax	—	—	—	—	(1.2)
Loss on discontinued operations, net of tax	—	—	—	—	(1.2)
Net income (loss)	£7.0	£48.2	£(73.8)	£98.2	£3.3

Per share amounts
Income (loss) from continuing operations
Basic earnings per share	£0.02	£0.16	£(0.24)	£0.31	£0.01

Diluted earnings per share	£0.02	£0.16	£(0.24)	£0.30	£0.01

Net income (loss)
Basic earnings per share	£0.02	£0.16	£(0.24)	£0.31	£0.01

Diluted earnings per share	£0.02	£0.16	£(0.24)	£0.30	£0.01

Average number of shares outstanding	282.3	294.1	310.4	315.6	320.5

Total comprehensive income (loss)	£11.9	£25.7	£(83.8)	£92.2	£(14.7)

QUARTERLY CONDENSED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Three months ended,
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

Operating activities
Net income (loss)	£7.0	£48.2	£(73.8)	£98.2	£3.3
Loss on discontinued operations	—	—	—	—	1.2
Income (loss) from continuing operations	7.0	48.2	(73.8)	98.2	4.5

Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	240.2	256.7	263.7	258.3	262.9
Non-cash interest	17.9	(3.6)	19.7	(8.0)	2.4
Share based compensation	7.6	5.3	2.9	7.3	7.0
Loss on extinguishment of debt, net of cash prepayment premiums	10.5	—	2.8	10.8	18.1
Income from equity accounted investments, net of dividends received	—	—	0.9	0.2	(1.7)
Unrealized (gains) losses on derivative instruments, net of cash settlements	(46.5)	(16.8)	53.4	6.3	(30.1)
Foreign currency (gains) losses	(0.7)	0.6	13.2	(6.2)	(6.7)
(Gain) loss on disposal of equity investments	—	(0.8)	8.0	—	—
Income taxes	1.4	(2.1)	1.5	(0.7)	20.9
Other	—	1.7	1.9	3.5	(0.1)
Changes in operating assets and liabilities	(25.3)	5.2	2.8	(83.6)	(5.6)
Net cash provided by operating activities	212.1	294.4	297.0	286.1	271.6

Investing activities
Purchase of fixed and intangible assets	(184.1)	(177.4)	(155.7)	(160.3)	(163.3)
Proceeds from the sale of fixed assets	0.9	0.7	0.3	0.5	0.7
Principal repayments on loans to equity investments	—	—	88.8	11.0	8.4
Acquisitions, net of cash acquired	(0.6)	—	(0.3)	(14.3)	—
Disposal of equity investments, net	(2.5)	2.4	241.0	—	—
Other	—	0.3	—	2.3	0.2
Net cash (used in) provided by investing activities	(186.3)	(174.0)	174.1	(160.8)	(154.0)

Financing activities
New borrowings, net of financing costs	315.9	(0.2)	49.6	(10.1)	937.7
Repurchase of common stock	(157.3)	(188.0)	(234.2)	(92.8)	(120.0)
Proceeds from employee stock option exercises, net of taxes reimbursed	(2.1)	3.1	8.5	4.5	1.4
Principal payments on long term debt	(314.1)	(50.1)	(340.5)	(25.2)	(900.0)
Principal payments on capital leases	(21.3)	(16.5)	(32.0)	(15.2)	(15.5)
Proceeds from settlement of cross currency interest rate swaps	2.3	—	65.5	—	—
Dividends paid	(7.0)	(7.4)	(7.9)	(7.8)	(8.0)
Net cash used in financing activities	(183.6)	(259.1)	(491.0)	(146.6)	(104.4)

Cash flow from discontinued operations
Net cash used in operating activities	—	—	—	(3.9)	(6.5)
Net cash used in discontinued operations	—	—	—	(3.9)	(6.5)

Effect of exchange rate changes on cash and cash equivalents	(1.5)	0.8	—	0.7	(3.5)
(Decrease) increase in cash and cash equivalents	(159.3)	(137.9)	(19.9)	(24.5)	3.2
Cash and cash equivalents at beginning of period	300.4	438.3	458.2	482.7	479.5
Cash and cash equivalents at end of period	£141.1	£300.4	£438.3	£458.2	£482.7

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£86.6	£110.7	£88.9	£123.2	£112.4

B1) QUARTERLY SEGMENT REVENUE AND CONTRIBUTION, OCF AND OPERATING INCOME

(in £ millions) (unaudited)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

Revenue
Consumer segment
Cable	£678.3	£688.5	£685.0	£682.3	£666.0
Mobile	138.5	142.2	141.2	132.6	136.9
Non-cable	19.0	19.9	19.8	19.7	20.3
Total	835.8	850.6	846.0	834.6	823.2
Business segment
Business	170.4	173.1	154.0	151.2	159.1

Total revenue	£1,006.2	£1,023.7	£1,000.0	£985.8	£982.3

Segment contribution
Consumer segment	£486.7	£518.5	£493.5	£494.5	£485.0
Business segment	91.2	102.9	90.1	91.8	92.6
Total segment contribution	577.9	621.4	583.6	586.3	577.6
Other operating and corporate costs	201.4	197.7	185.3	194.2	201.5
OCF (1)	376.5	423.7	398.3	392.1	376.1
Depreciation	240.2	228.6	235.6	230.2	228.8
Amortization	—	28.1	28.1	28.1	34.1
Restructuring and other charges	5.4	0.7	6.2	(1.1)	2.6
Consolidated operating income	£130.9	£166.3	£128.4	£134.9	£110.6

(1)         OCF is a non-GAAP financial measure.  See Appendix F for a discussion of the use of OCF as a non-GAAP financial measure and the reconciliation of OCF to GAAP operating income.

B2) QUARTERLY COSTS AND EXPENSES

(in £ millions) (unaudited)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

Costs and expenses
Operating costs
Consumer cost of sales	£255.5	£253.8	£261.4	£254.7	£263.0
Business cost of sales	61.6	54.0	47.2	42.2	51.3
Network and other operating costs (1)	99.8	95.1	93.1	93.0	96.8
Total operating costs	£416.9	£402.9	£401.7	£389.9	£411.1

Selling, general and administrative expenses
Employee and outsourcing costs (2)	£116.0	£115.8	£109.2	£116.3	£117.6
Marketing costs (3)	52.6	33.3	46.4	42.2	35.2
Facilities (4)	14.4	14.0	14.3	13.3	14.5
Other (5)	29.8	34.0	30.1	32.0	27.8
Total selling, general and administrative expenses	£212.8	£197.1	£200.0	£203.8	£195.1

(1)         Network and other operating costs includes costs associated with the provision of the network and operating platforms including associated employee, outsourcing and facilities costs and certain other operating expenses.

(2)         Employee and outsourcing costs includes remuneration and benefits, temporary and contract staff, training and stock-based compensation costs together with costs of all major outsourced business activities.

(3)         Marketing costs includes advertising, brand costs, agency fees, support and research, public relations and internal communications costs.

(4)         Facilities costs include building costs, service costs, repairs and maintenance and utilities costs.

(5)         Other costs include billing, collections and bad debt, IT, legal and professional, license, insurance, and other indirect costs.

C1) CABLE OPERATIONS STATISTICS (excl Non-cable and Mobile Operations)

(data in 000’s except percentages, products/Customer and ARPU)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
Customers
Opening Customers	4,805.6	4,790.6	4,784.3	4,820.3	4,800.1
Gross adds	189.3	203.1	243.7	169.8	191.8
Gross disconnects	(168.1)	(188.1)	(237.4)	(205.8)	(171.6)
Net customer adds (disconnects)	21.2	15.0	6.3	(36.0)	20.2
Closing Customers	4,826.8	4,805.6	4,790.6	4,748.3	4,820.3

Monthly Cable customer churn %	1.2%	1.3%	1.7%	1.4%	1.2%

Products
Opening products	11,998.7	11,975.9	11,971.3	12,031.0	11,951.6
Net product adds (disconnects)	72.8	22.8	4.6	(59.7)	79.4
Closing products	12,071.5	11,998.7	11,975.9	11,971.3	12,031.0

Net product adds (disconnects)
Telephone	14.9	(8.3)	(14.0)	(26.0)	19.2
Television	12.2	1.1	(5.7)	(21.2)	10.1
Broadband	45.7	30.0	24.3	(12.6)	50.1
Total Net product adds (disconnects)	72.8	22.8	4.6	(59.8)	79.4

Products
Telephone	4,147.6	4,132.7	4,141.0	4,155.0	4,180.9
Television	3,775.3	3,763.1	3,762.0	3,767.7	3,788.9
Broadband	4,148.6	4,102.9	4,072.9	4,048.6	4,061.2
Total products	12,071.5	11,998.7	11,975.9	11,971.3	12,031.0

Products / Customer	2.50	2.50	2.50	2.50	2.50

Bundled Customers
Dual products	1,062.0	1,069.8	1,069.7	1,077.4	1,094.2
Triple products	3,091.3	3,061.6	3,057.8	3,054.7	3,058.2
Percentage of dual or triple products	86.0%	86.0%	86.2%	86.4%	86.1%
Percentage of triple products	64.0%	63.7%	63.8%	63.8%	63.4%

Cable ARPU (1)	£46.95	£47.85	£47.86	£47.35	£46.16
ARPU calculation:
Consumer cable revenue (millions)	£678.3	£688.5	£685.0	£682.3	£666.0
Average customers	4,816.6	4,796.9	4,771.5	4,802.6	4,809.0

(1)         Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three. The average number of customers is calculated by adding the number of customers at the start of the quarter and at the end of each month of the quarter and dividing by four.

C2) NON-CABLE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
Customers
Opening Customers	248.2	261.3	266.4	272.7	276.7
Net customer (disconnects) adds	(15.2)	(13.1)	(5.1)	(6.3)	(4.0)
Closing Customers	233.0	248.2	261.3	266.4	272.7

Products
Opening products
Telephone	163.3	169.7	169.0	170.7	169.6
Broadband	248.2	260.7	265.9	271.4	275.9
	411.5	430.4	434.9	442.1	445.5

Net product adds (disconnects)
Telephone	(8.0)	(6.4)	0.7	(1.7)	1.1
Broadband	(15.2)	(12.5)	(5.2)	(5.5)	(4.5)
	(23.2)	(18.9)	(4.5)	(7.2)	(3.4)

Closing products
Telephone	155.3	163.3	169.7	169.0	170.7
Broadband	233.0	248.2	260.7	265.9	271.4
	388.3	411.5	430.4	434.9	442.1

C3) MOBILE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
Contract Customers (1)(2)
Opening Contract Customers	1,523.9	1,421.4	1,346.6	1,263.4	1,210.8
Net contract customer adds	64.1	102.5	74.8	83.2	52.6
Closing Contract Customers (1)	1,588.0	1,523.9	1,421.4	1,346.6	1,263.4

Prepay Customers (2)
Opening Prepay Customers	1,513.4	1,566.9	1,705.2	1,737.8	1,858.1
Net prepay customer disconnects	(93.4)	(53.5)	(138.3)	(32.6)	(120.3)
Closing Prepay Customers	1,420.0	1,513.4	1,566.9	1,705.2	1,737.8

Total Closing Customers (2)	3,008.0	3,037.3	2,988.3	3,051.8	3,001.2

Mobile Revenue
Contract service revenue (millions)	£99.9	£97.6	£94.0	£88.5	£86.9
Prepay service revenue (millions)	35.2	41.4	44.1	40.8	46.5
Equipment revenue (millions)	3.4	3.2	3.1	3.2	3.5
	£138.5	£142.2	£141.2	£132.6	£136.9

Mobile ARPU (3)	£14.96	£15.46	£15.22	£14.27	£14.70
ARPU calculation:
Service revenue (millions)	£135.1	£138.9	£138.1	£129.3	£133.4
Average customers	3,009.7	2,995.5	3,022.9	3,022.5	3,023.8

(1)         Contract customers represents the number of contracts relating to either a mobile service or a mobile broadband contract.

(2)         Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 30 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(3)         Mobile ARPU is calculated on a quarterly basis by dividing service revenue (contract and prepay) for the period by the average number of active customers (contract and prepay) for the period, divided by three. The average number of customers is calculated by adding the number of customers at the start of the quarter and at the end of each month of the quarter and dividing by four.

D)  FREE CASH FLOW CALCULATION

(in £ millions) (unaudited)

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and the reconciliation of FCF to GAAP net cash provided by operating activities.

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
		.	.
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	376.5	423.7	398.3	392.1	376.1
Purchase of fixed and intangible assets	(184.1)	(177.4)	(155.7)	(160.3)	(163.3)
Interest expense (net) (1)	(105.3)	(106.7)	(107.1)	(109.1)	(112.9)

Free Cash Flow (FCF)	87.1	139.6	135.5	122.7	99.9

(1)         For the three months ended June 30, 2011 interest expense (net) is shown exclusive of a VAT refund of £77.6 million, which is included within Interest income and other, net in the condensed consolidated statement of operations.

E1)  FIXED ASSET ADDITIONS (ACCRUAL BASIS)

(in £ millions) (unaudited)

Virgin Media is not a member of NCTA (National Cable Telecommunications Association) and is providing this information solely for comparative purposes. Certain NCTA Fixed Asset Additions have been adjusted to reclassify additions from upgrade/rebuild to scaleable infrastructure and commercial in order to conform with the current quarter’s presentation. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

NCTA Fixed Asset Additions
Customer premises equipment (CPE)	96.2	108.3	50.8	60.5	67.8
Scaleable infrastructure	62.9	56.6	60.0	53.0	56.3
Commercial	41.7	32.9	40.7	33.6	29.5
Line extensions	2.5	3.7	4.7	4.3	3.0
Upgrade/rebuild	7.3	7.9	6.3	3.8	3.6
Support capital	21.5	17.0	20.0	19.5	16.7
Total NCTA Fixed Asset Additions	232.1	226.4	182.5	174.7	176.9
Non NCTA Fixed Asset Additions	1.0	0.6	0.9	0.7	0.4
Total Fixed Asset Additions (Accrual Basis)	233.1	227.0	183.4	175.3	177.3

Fixed assets acquired under capital leases	(23.5)	(61.2)	(0.7)	(6.3)	(23.0)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	(25.5)	11.6	(27.0)	(8.7)	9.0
Total Purchase of Fixed and Intangible Assets	184.1	177.4	155.7	160.3	163.3

Comprising:
Purchase of Fixed Assets	184.1	177.4	155.7	160.3	163.3
Purchase of Intangible Assets	—	—	—	—	—
	184.1	177.4	155.7	160.3	163.3

(1) CPE and Fixed assets acquired under capital leases for the three months ended December 31, 2011 includes £55.5 million in relation to TiVo set-top boxes installed prior to the fourth quarter that were converted from operating leases to capital leases. See Appendix E2) Capital Lease Activity.

E2)  CAPITAL LEASE ACTIVITY

(in £ millions) (unaudited)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

Opening capital lease liability	258.0	213.3	244.6	253.5	246.0
Additions	23.5	5.7	0.7	6.3	23.0
TiVo operating lease conversion	—	55.5	—	—	—
Principal payments on capital leases	(21.3)	(16.5)	(32.0)	(15.2)	(15.5)
Closing capital lease liability	260.2	258.0	213.3	244.6	253.5

Interest expense on capital leases	4.4	4.0	3.9	4.4	2.0

F)  USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

Virgin Media uses certain financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. These measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined as follows:

•                  OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

•                  Free Cash Flow (FCF) is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs.

•                  Fixed Asset Additions (Accrual Basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

•                  Net debt is long term debt inclusive of current portion, less cash and cash equivalents.

We also use non-GAAP measures in the calculation of certain ratios, such as Net debt/annualized OCF and Net debt/last twelve months OCF on both an as reported and hedged basis. Net debt/annualized OCF is net debt divided by the last quarter of OCF multiplied by four. Net debt/last twelve months OCF is net debt divided by the last twelve months of OCF.

Our management considers OCF is an important indicator of our operational strength and performance during the relevant periods. This measure excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from this measure as management believes they are not characteristic of our underlying business operations.  Our management considers FCF as a helpful measure in assessing our liquidity and prospects for the future. We believe FCF is useful to investors as a basis for comparing our performance and coverage ratios and is an additional way of viewing aspects of our operations that provide a more complete understanding of factors and trends affecting our business. Our management considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Our management considers net debt is a measure that is helpful for understanding our debt funding obligations and that net debt/annualized OCF and net debt/last twelve months OCF are helpful in understanding and analyzing our level of indebtedness in relation to our capital structure and earnings capabilities.

Some of the significant limitations associated with the use of OCF as compared to operating income are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. We compensate for this limitation by separately measuring and forecasting working capital. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed and intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long term operational performance and liquidity. The significant limitation associated with the use of net debt as compared to long term debt, net of current portion, is that net debt includes the current portion of long term debt. This measure also assumes that all of the cash and cash equivalents are available to service debt.

OCF is most directly comparable to the GAAP financial measure operating income. FCF is most directly comparable to the GAAP financial measure net cash provided by operating activities. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income, net cash provided by operating activities and purchase of fixed and intangible assets, respectively. Net debt is most directly comparable to the GAAP financial measure long term debt (net of current portion). Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF, FCF, Fixed

Asset Additions (Accrual Basis) or Net debt with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

The following tables present the reconciliations of OCF, FCF and Fixed Asset Additions (Accrual Basis) and Net debt to their nearest measure of financial performance in accordance with GAAP, and the calculations of Net debt/Annualized OCF and Net debt/Last Twelve Months OCF.

Reconciliations of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income

(in £ millions) (unaudited)

	Last twelve months ended	Three months ended
	March 31,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011	2011	2011

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	1,590.6	376.5	423.7	398.3	392.1

Reconciling items
Depreciation and amortization	(1,018.9)	(240.2)	(256.7)	(263.7)	(258.3)
Restructuring and other charges	(11.2)	(5.4)	(0.7)	(6.2)	1.1
Operating income	560.5	130.9	166.3	128.4	134.9

	Last twelve months ended	Three months ended
	March 31,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	1,536.7	376.1	403.6	387.3	369.7

Reconciling items
Depreciation and amortization	(1,118.6)	(262.9)	(291.0)	(281.1)	(283.6)
Restructuring and other charges	(55.2)	(2.6)	(41.6)	(4.5)	(6.5)
Operating income	362.9	110.6	71.0	101.7	79.6

Reconciliations of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

Free Cash Flow (FCF)	87.1	139.6	135.5	122.7	99.9

Reconciling items (see Note below):
Purchase of fixed and intangible assets	184.1	177.4	155.7	160.3	163.3
Changes in operating assets and liabilities	(25.3)	5.2	2.8	(83.6)	(5.6)
Non-cash compensation	7.6	5.3	2.9	7.3	7.0
Non-cash interest	17.9	(3.6)	19.7	(8.0)	2.4
Share of net income of affiliates	—	—	4.5	7.0	6.5
Realized foreign exchange (losses) gains	(5.1)	(2.6)	0.2	(0.3)	1.2
Realized losses on derivatives	(2.0)	(27.0)	(5.9)	(2.9)	(2.1)
Restructuring and other charges	(5.4)	(0.7)	(6.2)	1.1	(2.6)
Income taxes	1.3	(0.9)	1.4	1.4	1.7
Debt redemption premium cost	(48.1)	—	(15.5)	—	—
Other (1)	—	1.7	1.9	81.1	(0.1)
Net cash provided by operating activities	212.1	294.4	297.0	286.1	271.6

(1)         For the three months ended June 30, 2011 a VAT refund of £77.6 million is included in other, which is included within Interest income and other, net in the condensed consolidated statement of operations.

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

Fixed Asset Additions (Accrual Basis)	233.1	227.0	183.4	175.3	177.3

Fixed assets acquired under capital leases	(23.5)	(61.2)	(0.7)	(6.3)	(23.0)
Changes in liabilities related to fixed asset additions	(25.5)	11.6	(27.0)	(8.7)	9.0
Total Purchase of Fixed and Intangible Assets	184.1	177.4	155.7	160.3	163.3
Comprising:
Purchase of fixed assets	184.1	177.4	155.7	160.3	163.3
Purchase of intangible assets	—	—	—	—	—
	184.1	177.4	155.7	160.3	163.3

Reconciliation of gross debt (including current portion) to net debt, and calculations of net debt (as reported and hedged) to annualized and last twelve months OCF

(in £ millions, except net debt / annualized OCF, and net debt / last twelve months OCF) (unaudited)

	As reported	At hedged rate	As reported	At hedged rate
	March 31, 2012	March 31, 2012 (1)	March 31, 2011	March 31, 2011 (1)
Bank Debt
Sterling denominated	750.0	750.0	775.0	775.0

Senior Notes
$550m senior notes due 2016 (2)	—	—	343.8	301.2
$850 / $1,350m senior notes due 2016 (3)	519.4	526.7	823.0	835.6
€180m senior notes due 2016 (4)	145.4	158.6	152.9	158.6
$600m senior notes due 2019 (5)	369.5	362.9	369.5	387.9
£350m senior notes due 2019 (6)	345.3	350.0	344.9	350.0
$500m senior notes due 2022 (7)	312.1	313.6	—	—
£875m senior secured notes due 2018 (8)	864.8	875.0	863.4	875.0
$1,000m senior secured notes due 2018 (9)	616.9	615.6	616.8	615.4
$500m senior secured notes due 2021 (10)	341.7	308.9	307.2	308.9
£650m senior secured notes due 2021 (11)	716.7	650.0	640.9	650.0

Convertible Notes
$1,000 convertible senior notes due 2016 (12)	538.4	538.4	525.3	525.3

Capital Leases / Other	260.5	260.5	254.1	254.1

Gross debt (including current portion) (13)	5,780.7	5,710.1	6,016.9	6,037.0

Cash and cash equivalents	(141.1)	(141.1)	(482.7)	(482.7)

Net debt	5,639.6	5,569.0	5,534.2	5,554.3

Annualized OCF (quarterly OCF x4) (14)	1,506.0	1,506.0	1,504.4	1,504.4
Net debt / annualized OCF	3.7	3.7	3.7	3.7

Last twelve months OCF (14)	1,590.6	1,590.6	1,536.7	1,536.7
Net debt / last twelve months OCF	3.5	3.5	3.6	3.6

(1)	Certain of the derivatives described below do not qualify for hedge accounting under US GAAP.
(2)	$550m senior notes due 2016 were redeemed in full on July 26, 2011.
(3)	Face value of $850m and $1,350m hedged at $1.6137 and $1.6149 to August 2016, at March 31 2012 and March 31, 2011, respectively. $500m were repurchased on March 28, 2012.
(4)	Face value of €180m hedged to August 2016 at €1.1351.
(5)	Face value of $600m hedged to October 2019 at $1.6535.
(6)	Face value of £350m.
(7)	Face value of $500m hedged to February 2022 at $1.5945.
(8)	Face value £875m.
(9)	Face value of $1,000m hedged to January 2018 at $1.6242.
(10)

The carrying value of the $500m 5.25% senior secured notes due 2021 has been increased by £34.2m and £2.1m as at March 31, 2012 and March 31, 2011 respectively, as a result of the application of fair value hedge accounting. Face value of $500m hedged to January 2021 at $1.6185.

(11)

The carrying value of the £650m 5.50% senior secured notes due 2021 has been increased by £72.0m and reduced by £0.7m as at March 31, 2012 and March 31, 2011 respectively, as a result of the application of fair value hedge accounting.

(12)	Face value of $1,000m. Principal unhedged. Shown at GAAP net carrying value (principal after the unamortized discount of equity component).
(13)	The carrying value of gross debt is comprised of long term debt, net of current portion and the current portion of long term debt.
(14)

See Appendix F for a reconciliation of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income for the three months and last twelve months ended March 31, 2012 and 2011.